EXHIBIT 99.8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Pioneer Natural Resources GP LLC:

We have audited the accompanying supplemental consolidated balance sheet of Pioneer Natural Resources GP LLC (the "Company") as of December 31, 2008. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this supplemental balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

The supplemental consolidated balance sheet gives retroactive effect to the acquisition of certain oil and gas property interests (as described in the Purchase and Sale Agreement dated August 31, 2009 among Pioneer Natural Resources USA, Inc., Pioneer Southwest Energy Partners USA LLC and Pioneer Southwest Energy Partners L.P.) not previously held by the Company, which has been accounted for in a manner similar to a pooling-of-interests as described in Note 1 to the supplemental consolidated balance sheet. Generally accepted accounting principles proscribe giving effect to a consummated acquisition accounted for by the pooling-of-interests method in the financial statements that do not include the date of consummation. This supplemental balance sheet does not extend through the date of consummation. However, it will become the historical consolidated balance sheet of the Company after financial statements covering the date of consummation of the merger are issued.

In our opinion, the supplemental consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Pioneer Natural Resources GP LLC at December 31, 2008, in conformity with U.S. generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of the consummation of the business combination.

As discussed in Note A to the supplemental consolidated balance sheet, effective January 1, 2009, the Company retrospectively adopted Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements."

/s/ Ernst & Young LLP

Dallas, Texas

October 19, 2009

PIONEER NATURAL RESOURCES GP LLC

SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)
	ASSETS
Current assets:
Cash and cash equivalents	$34,463	$30,028
Accounts receivable	12,439	12,606
Inventories	805	1,941
Prepaid expenses	120	105
Derivatives	29,363	51,261
Total current assets	77,190	95,941
Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting:
Proved properties	305,485	305,075
Accumulated depletion, depreciation and amortization	(107,551)	(100,370)
Total property, plant and equipment	197,934	204,705
Deferred income taxes	360	-
Derivatives	39,308	65,804
Other, net	698	806
	$315,490	$367,256

	LIABILITIES AND OWNER'S NET EQUITY
Current liabilities:
Accounts payable:
Trade	$4,799	$5,824
Due to affiliates	572	5,928
Income taxes payable to affiliate	710	492
Deferred income taxes	370	521
Derivatives	266	-
Asset retirement obligations	620	99
Total current liabilities	7,337	12,864

Deferred income taxes	-	101
Derivatives	116	-
Asset retirement obligations	5,660	6,328
Owner's equity:
Owner's net equity	146,507	161,796
Accumulated other comprehensive income – deferred hedge gains, net of tax	80,578	96,906
Noncontrolling interest in consolidating partnership	75,292	89,261
Total owner's net equity	302,377	347,963
Commitments and contingencies
	$315,490	$367,256

The accompanying notes are an integral part of these supplemental consolidated balance sheets.

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

NOTE A.	Organization and Nature of Operations

Pioneer Natural Resources GP LLC, a Delaware limited liability company ("Pioneer GP" or the "General Partner"), was formed on June 19, 2007, to own a 0.1 percent general partner interest in Pioneer Southwest Energy Partners L.P., a Delaware limited partnership (the "Partnership"). The General Partner is a wholly-owned subsidiary of Pioneer Natural Resources USA, Inc. ("Pioneer USA"), which is a wholly-owned subsidiary of Pioneer Natural Resources Company, a publicly traded Delaware corporation ("Pioneer"). As of June 30, 2009 and December 31, 2008, Pioneer also owned 68.4 percent of the Partnership's outstanding limited partner common units.

The General Partner is deemed to control the Partnership because, under Delaware laws and the partnership agreement, the General Partner has the power to direct or cause the direction of the management and policies of the Partnership. As a result of this substantive control, the Partnership is fully consolidated and, therefore, the consolidated balance sheet includes all assets and liabilities of the Partnership and its subsidiaries. The General Partner does not have any business other than holding its 0.1 percent general partner interest in the Partnership.

The Partnership was formed in June 2007 by Pioneer to own and acquire oil and gas assets in the Partnership's area of operations. The Partnership's area of operations consists of onshore Texas and eight counties in the southeast region of New Mexico. On May 6, 2008, the Partnership completed an initial public offering of 9,487,500 common units, representing limited partner interests, at a per unit offering price of $19.00 (the "Offering"). Prior to the Offering, Pioneer owned all of the general and limited partner interests in the Partnership. Pioneer formed Pioneer Southwest Energy Partners USA LLC, a Texas limited liability company ("Pioneer Southwest LLC"), to hold certain of the Partnership's oil and gas properties located in the Spraberry field in the Permian Basin of West Texas ("Spraberry field"). To effect the Offering, Pioneer (i) contributed to the Partnership a portion of its interest in Pioneer Southwest LLC for additional general and limited partner interests in the Partnership, (ii) sold to the Partnership its remaining interest in Pioneer Southwest LLC for $141.1 million, (iii) sold incremental working interests in certain of the oil and gas properties owned by Pioneer Southwest LLC to the Partnership for $22.0 million, which amount represented the net proceeds from the exercise by the underwriters of the over-allotment option, and (iv) caused the General Partner to contribute $24 thousand to the Partnership to maintain the General Partner's 0.1 percent general partner interest in conjunction with the exercise of the underwriters' over-allotment option. As a result of the transactions described in (i) and (ii) above, Pioneer Southwest LLC became a wholly-owned subsidiary of the Partnership. The transactions described in (i), (ii), (iii) and (iv) above represent transactions between entities under common control. Consequently, the Partnership recorded the assets at Pioneer's carrying value. The oil and gas properties owned by Pioneer Southwest LLC are referred to as the "Partnership Properties." Effective with the completion of the Offering on May 6, 2008, references herein to the Partnership are identifying Pioneer Southwest Energy Partners L.P. and its wholly-owned subsidiary, Pioneer Southwest LLC.

On August 31, 2009, Pioneer Southwest LLC completed the acquisition of additional oil and gas properties in the Spraberry field (the "2009 Acquired Property Interests") pursuant to a Purchase and Sale Agreement having an effective date of July 1, 2009. Associated therewith, Pioneer Southwest LLC paid Pioneer $169.6 million of cash, including customary closing adjustments, and assumed net obligations associated with certain commodity price derivative positions and certain other liabilities that were assigned by Pioneer to Pioneer Southwest LLC (the acquisition of the 2009 Acquired Property Interests and the payment of associated consideration, including liabilities, is referred to herein as the "2009 Acquisition"). See Note I for additional information regarding the 2009 Acquisition.

NOTE B.	Summary of Significant Accounting Policies

Presentation.    In accordance with Emerging Issues Task Force Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” the General Partner consolidates the Partnership in its financial statements. The General Partner’s consolidated balance sheets include the accounts of the General Partner and the Partnership, its controlled subsidiary. The public unitholders’ interest is reflected as "Noncontrolling interest" in the accompanying supplemental consolidated balance sheets. The General Partner elected to account for gains on the Partnership's issuance of common units as equity transactions as permitted by Staff Accounting Bulletin ("SAB")

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

Topic 5H, "Accounting for Sales of Stock by a Subsidiary". During 2008, the General Partner reclassified $132.6 million from "Noncontrolling interest" to "Owner's net equity" on the accompanying supplemental consolidated balance sheet to recognize the gain on the sale of the Partnership's common units in connection with the Offering.

The 2009 Acquisition represented a transaction between entities under common control, similar to a pooling of interests, whereby the assets acquired and liabilities assumed are combined with those of the Partnership at Pioneer's historical amounts and are included in the General Partner's accompanying supplemental consolidated balance sheets as of June 30, 2009 and December 31, 2008. Consequently, the 2009 Acquisition resulted in a recast of the General Partner's consolidated balance sheet and effected changes in the General Partner as a reporting entity as defined by generally accepted accounting principles in the United States ("GAAP"). The changes in reporting entity have been retrospectively applied to prior periods presented.

The General Partner's supplemental consolidated balance sheets have been prepared in accordance with Regulation S-X, Article 3 "General instructions as to financial statements."

In the opinion of management, the consolidated supplemental balance sheet of the General Partner as of June 30, 2009 includes all adjustments and accruals, consisting only of normal recurring accrual adjustments, which are necessary for a fair presentation of the results for the interim periods. These interim results are not necessarily indicative of results for a full year.

Principles of consolidation. The supplemental consolidated balance sheets of the General Partner includes the accounts of the General Partner and its subsidiaries. All material intercompany balances and transactions have been eliminated.

As of June 30, 2009 and December 31, 2008, noncontrolling interest in the accompanying supplemental consolidated balance sheets totaled $75.3 million and $89.3 million, respectively, and represents the unaffiliated limited partners' 31.6 percent ownership in the Partnership's net assets. Pioneer USA's 68.3 percent ownership in the Partnership's net assets is included in the General Partner's owner’s net equity in the accompanying supplemental consolidated balance sheets See "New accounting pronouncements" and "Reclassifications and retrospective adjustments" for information regarding the General Partner's adoption of SFAS No. 160, "Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB Statement No. 51" ("SFAS 160").

Use of estimates in the preparation of financial statements. Preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Depletion of oil and gas properties and impairment of oil and gas properties, in part, is determined using estimates of proved oil and gas reserves. There are numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved oil and gas properties are subject to numerous uncertainties including, among others, estimates of future recoverable reserves and commodity price outlooks. Actual results could differ from the estimates and assumptions utilized.

Cash equivalents. Cash and cash equivalents include cash on hand and depository and money market investment accounts held by banks.

Inventories. The General Partner's inventories consist of oil held in storage tanks and natural gas liquids ("NGLs") held in storage by the purchaser of the NGLs. The General Partner's oil and NGL inventories are carried at the lower of average cost or market, on a first-in, first-out basis. Any impairments of inventory are reflected in other expense in the consolidated statements of operations. As of December 31, 2008, the General Partner's inventories were presented net of $159 thousand of valuation reserve allowances. As of June 30, 2009, there were no valuation reserve allowances recorded by the General Partner. See "Revenue recognition" for information regarding the General Partner's accounting policy for revenue recognition.

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

Oil and gas properties. The General Partner utilizes the successful efforts method of accounting for its oil and gas properties. Under this method, all costs associated with productive wells and nonproductive development wells, if any, are capitalized while nonproductive exploration costs and geological and geophysical expenditures, if any, are expensed.

Capitalized costs relating to proved properties are depleted using the unit-of-production method based on proved reserves.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion, depreciation and amortization. Generally, no gain or loss is recognized until the entire amortization base is sold. However, gain or loss is recognized from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the depletion base.

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the General Partner reviews its long-lived assets to be held and used, including proved oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. If an impairment is indicated based on a comparison of the asset's carrying value to its undiscounted expected future net cash flows, then an impairment charge is recognized to the extent that the asset's carrying value exceeds its fair value. Expected future net cash flows are based on existing proved reserve and production information and pricing assumptions that management believes are reasonable. Any impairment charge incurred is expensed and reduces the General Partner's recorded basis in the asset.

Asset retirement obligations. The General Partner accounts for asset retirement obligations in accordance with SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of the fair value can be made. Under the provisions of SFAS 143, asset retirement obligations are generally capitalized as part of the carrying value of the long-lived assets.

Derivatives and hedging. The General Partner follows the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires the accounting recognition of all derivative instruments as either assets or liabilities at fair value. Derivative instruments that are not hedges must be adjusted to fair value through net income. Under the provisions of SFAS 133, the General Partner may designate a derivative instrument as hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk (a "fair value hedge") or as hedging the exposure to variability in expected future cash flows that are attributable to a particular risk (a "cash flow hedge"). Both at the inception of a hedge and on an ongoing basis, a fair value hedge must be expected to be highly effective in achieving offsetting changes in fair value attributable to the hedged risk during the periods that a hedge is designated. Similarly, a cash flow hedge must be expected to be highly effective in achieving offsetting cash flows attributable to the hedged risk during the term of the hedge. The expectation of hedge effectiveness must be supported by matching the essential terms of the hedged asset, liability or forecasted transaction to the derivative hedge contract or by effectiveness assessments using statistical measurements. The General Partner's policy is to assess hedge effectiveness at the end of each calendar quarter.

Under the provisions of SFAS 133, changes in the fair value of derivative instruments that are fair value hedges are offset against changes in the fair value of the hedged assets, liabilities or firm commitments through net income. Effective changes in the fair value of derivative instruments that are cash flow hedges are recognized in accumulated other comprehensive income - deferred hedge gains, net of tax ("AOCI - Hedging") in the equity section of the General Partner's balance sheet until such time as the hedged items are recognized in net income. Ineffective portions of a derivative instrument's change in fair value are immediately recognized in earnings.

In accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," the General Partner classifies the fair value amounts of derivative assets and

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited liabilities executed under master netting arrangements as net derivative assets or net derivative liabilities, as the case may be.

Effective February 1, 2009, the General Partner discontinued hedge accounting on all existing commodity derivative instruments, and since that date has accounted for derivative instruments using the mark-to-market accounting method. Therefore, for the period from February 1, 2009 through June 30, 2009, the General Partner has recognized, and in the future will recognize, all changes in the fair values of its derivative contracts as gains or losses in the earnings of the period in which they occur.

See Notes C and G for a description of the specific types of derivative transactions in which the General Partner participates.

Income taxes. The General Partner is not a taxable entity for federal and state income tax purposes. The General Partner is included in the consolidated tax return of Pioneer and the tax on the General Partner's income is borne by Pioneer.

The Partnership's operations are treated as a partnership for federal and state income tax purposes with each partner being separately taxed on its share of the Partnership's taxable income. However, the Texas Margin tax was signed into law on May 18, 2006 for tax years beginning on January 1, 2007, which caused the Texas franchise tax to be applicable to numerous types of entities that previously were not subject to the tax, including the Partnership. Accordingly, the Partnership reflects its deferred tax position associated with the future tax effect of the Texas Margin tax in the accompanying supplemental consolidated balance sheets.

Revenue recognition. The General Partner does not recognize revenues until they are realized or realizable and earned. Revenues are considered realized or realizable and earned when: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller's price to the buyer is fixed or determinable and (iv) collectibility is reasonably assured.

The General Partner uses the entitlements method of accounting for oil, NGL and gas revenues. Sales proceeds, if any, in excess of the General Partner's entitlement are included in other liabilities and the General Partner's share of sales taken by others is included in other assets in the balance sheet. The General Partner had no material oil, NGL or gas entitlement assets or liabilities as of June 30, 2009 or December 31, 2008.

Environmental. The General Partner's environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Liabilities are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated. Such liabilities are undiscounted unless the timing of cash payments for the liability is fixed or reliably determinable. The General Partner had no material environmental liabilities at June 30, 2009 or December 31, 2008.

New accounting pronouncements. The following discussions provide information about new accounting pronouncements that have been issued by the Financial Accounting Standards Board ("FASB"):

SFAS 157. In September 2006, the FASB issued SFAS No. 157, "Fair Value Measures" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. During February 2008, the FASB issued FASB Staff Position No. 157-2, "FSP FAS 157-2" ("FSP FAS 157-2"). FSP FAS 157-2 delayed the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, but no less often than annually. On January 1, 2008, the General Partner adopted the provisions of SFAS 157 for financial assets and liabilities. See Note C for additional information regarding the General Partner's adoption of SFAS 157. On January 1, 2009, the General Partner adopted the provisions of SFAS 157 that were delayed by FSP FAS 157-2.

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

SFAS 159. In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 permits entities to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The General Partner adopted the provisions of SFAS 159 on January 1, 2008 and its implementation did not have a material effect on the financial condition or results of operations of the General Partner.

SFAS 141(R). In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" ("SFAS 141(R)"). SFAS 141(R) replaces SFAS 141 and provides greater consistency in the accounting and financial reporting of business combinations. SFAS 141(R) requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction and any noncontrolling interest in the acquired entity at the acquisition date, measured at their fair values as of the date that the acquirer achieves control over the business acquired. This includes the measurement of the acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the recognition of pre-acquisition contractual and certain non-contractual gain and loss contingencies, the recognition of capitalized research and development costs and the recognition of changes in the acquirer's income tax valuation allowance and deferred taxes. The provisions of SFAS 141(R) also require that restructuring costs resulting from the business combination that the acquirer expects but is not required to incur and costs incurred to effect the acquisition be recognized separate from the business combination. SFAS 141(R) became effective for the General Partner on January 1, 2009. The implementation of SFAS 141(R) did not impact the financial condition or results of operations of the General Partner on the date of adoption.

SFAS 160. In December 2007, the FASB issued SFAS No. 160. SFAS 160 amends Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements," to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, SFAS 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. The General Partner adopted the provisions of SFAS 160 on January 1, 2009.

SFAS 161. In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities by requiring entities to provide enhanced disclosures about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS 161 was adopted by the General Partner on January 1, 2009. See Note H for disclosures provided in accordance with SFAS 133 and SFAS 161.

SFAS 162. In May 2008, the FASB issued SFAS No. 162 "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements presented in conformity with generally accepted accounting principles in the United States ("GAAP"). SFAS 162 became effective for the General Partner on November 15, 2008. The adoption of SFAS 162 did not have a significant impact on the General Partner's financial statements.

SEC reserve ruling. In December 2008, the SEC released Final Rule, "Modernization of Oil and Gas Reporting" (the "Reserve Ruling"). The Reserve Ruling revises oil and gas reporting disclosures. The Reserve Ruling also permits the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserves volumes. The Reserve Ruling will also allow companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements require companies to: (i) report the independence and qualifications of its reserves preparer or auditor; (ii) file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit; and (iii) report oil

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited and gas reserves using an average price based upon the prior 12-month period rather than a year-end price. The Reserve Ruling becomes effective for annual reports on Forms 10-K for fiscal years ending on or after December 31, 2009. The General Partner is currently assessing the impact that adoption of the provisions of the Reserve Ruling will have on its financial position, results of operations and disclosures.

In April 2009, the FASB issued FASB Staff Position No. FAS 107-1 and APB 28-1, "Interim Disclosures about Fair Value of Financial Instruments" ("FSP FAS 107-1"), which amends FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments" and Accounting Principles Board Opinion No. 28, "Interim Financial Reporting". FSP FAS 107-1 requires fair value disclosures by publicly traded companies of financial instruments for interim reporting purposes. FSP FAS 107-1 was adopted by the General Partner during the second quarter of 2009. See Note C for disclosures about the fair values of the General Partner's financial instruments.

In May 2009, the FASB issued SFAS No. 165, "Subsequent Events" ("SFAS 165"). SFAS 165 provides additional guidelines for disclosing subsequent events in an issuer's financial statements and further requires an issuer to disclose a finite time period for which the company has evaluated subsequent events. SFAS 165 was adopted by the General Partner during the second quarter of 2009 and did not have a significant impact on the General Partner's recognition or disclosure of subsequent events.

In June 2009, the FASB issued SFAS No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles" ("SFAS 168"). SFAS 168 replaces SFAS 162 and identifies the sources of accounting guidance and the framework for selecting the principles to be used in the preparation of financial statements presented in conformity with GAAP. On the effective date of SFAS 168, the codification prescribed in SFAS 168 will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in SFAS 168 will become non-authoritative. SFAS 168 is effective for interim and annual reporting periods ending after September 15, 2009 and is not expected to have a significant impact on the General Partner's financial statements.

Reclassifications and retrospective adjustments. Certain reclassifications have been made to the 2008 amounts in order to conform to the 2009 presentation and for the retrospective application of the adoption of SFAS 160. The retrospective application of SFAS 160 resulted in the reclassification of $44.5 million from minority interest and $44.7 million from AOCI – Hedging to Noncontrolling interest at December 31, 2008.

NOTE C.	Disclosures About Fair Value of Financial Instruments

The valuation framework of SFAS 157 is based upon inputs that market participants use in pricing an asset or liability, which are classified into two categories: observable inputs and unobservable inputs. Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a company's own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. These two types of inputs are further prioritized into the following fair value input hierarchy:

•	Level 1 – quoted prices for identical assets or liabilities in active markets.
•

Level 2 – quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates); and inputs derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 – unobservable inputs for the asset or liability.

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

         The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level input that is significant to the measurement in its entirety. The following table presents the General Partner's financial assets that are measured at fair value on a recurring basis as of June 30, 2009 and December 31, 2008, for each of the fair value input hierarchy levels:

Fair Value Measurement at June 30, 2009 Using
	Quoted Prices In	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs	Fair Value at
	(Level 1)	(Level 2)	(Level 3)	June 30, 2009
(in thousands)
Assets:
Commodity derivative contracts	$-	$61,444	$7,227	$68,671
Liabilties:
Commodity derivative contracts	$-	$382	$-	$382

Fair Value Measurement at December 31, 2008 Using
	Quoted Prices In	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable	Fair Value at
	Assets	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2008
(in thousands)
Assets:
Commodity derivative contracts	$-	$103,237	$13,828	$117,065

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

      The General Partner's commodity price derivative assets that were classified as Level 3 in the fair value hierarchy at June 30, 2009 and December 31, 2008 represented NGL derivative contracts. The following table presents the changes in the fair values of the General Partner's commodity price derivative assets classified as Level 3 in the fair value hierarchy:

	Six Months	Year Ended
Fair Value Measurements Using Significant	Ended	December 31,
Unobservable Inputs (Level 3)	June 30, 2009	2008
	(in thousands)
Assets (liabilities):
Beginning balance	$13,828	$-
Novated derivatives		(3,134)
Settlements	(3,499)	822
Total gains (losses):
Included in earnings - realized	(252)	(1,220)
Included in earnings - unrealized	(2,018)	-
Included in other comprehensive income	(832)	17,360

Ending balance	$7,227	$13,828

Commodity derivative instruments. The General Partner's commodity derivative assets and liabilities represent oil, NGL and gas swap and collar contracts. All of the General Partner's oil and gas derivative asset and liability measurements represent Level 2 inputs in the hierarchy priority.

Oil derivatives. The General Partner's oil derivatives are swap and collar contracts for notional barrels ("Bbls") of oil at fixed (in the case of swaps contracts) or interval (in the case of collar contracts) NYMEX West Texas Intermediate ("WTI") oil prices. Commodity derivative asset values are determined, in part, by utilization of the derivative counterparties' credit-adjusted risk-free rates, and commodity derivative liability values are determined, in part, by utilization of the Partnership's credit-adjusted risk-free rate. The counterparties' credit-adjusted risk-free rates are based on independent market-quoted credit default swap rate curves for the counterparties' debt plus the United States Treasury Bill yield curve as of the balance sheet date. The Partnership's credit-adjusted risk-free rate curve is based on independent market-quoted forward LIBOR curves plus 250 basis points, representing the Partnership's estimated borrowing rate if it were to finance future settlements. The asset transfer values attributable to the General Partner's oil derivative instruments as of the balance sheet date are based on (i) the contracted notional volumes, (ii) independent active NYMEX futures price quotes for WTI oil, (iii) the applicable credit-adjusted risk-free rate yield curve and (iv) the implied rate of volatility inherent in the collar contracts. The implied rates of volatility inherent in the General Partner's collar contracts were determined based on independent third-party volatility quotes that were corroborated against other independent third-party volatility quotes. The volatility factors are not considered significant to the fair values of the collar contracts since intrinsic and time values are the principal components of the collar values.

NGL derivatives. The General Partner's NGL derivatives are swap contracts for notional blended Bbls of Mont Belvieu-posted-price NGLs. The asset values attributable to the General Partner's NGL derivative instruments are based on (i) the contracted notional volumes, (ii) average independent broker-supplied forward Mont Belvieu-posted-price quotes and (iii) the applicable credit-adjusted risk-free rate yield curve. NGL swap contracts are not as actively traded as oil and gas derivative contracts. Consequently, fair values determined on the basis of average independent broker-supplied forward Mont Belvieu-posted-price quotes may be less reliable than independent broker-supplied forward price quotes of more actively-traded commodities.

Gas derivatives. The General Partner's gas derivatives are swap contracts for notional MMBtus of gas contracted at various posted price indexes, including NYMEX Henry Hub ("HH") swap contracts coupled with basis

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited swap contracts that convert the HH price index point to Permian Basin index prices. The asset and liability values attributable to the General Partner's gas derivative instruments are based on (i) the contracted notional volumes, (ii) independent active NYMEX futures price quotes for HH gas, (iii) averages of forward posted price quotes supplied by independent brokers who are active in buying and selling gas derivative contracts at the indexes other than HH and (iv) the applicable credit-adjusted risk-free rate yield curve.

The General Partner corroborated independent broker-supplied forward gas price quotes by comparing price quote samples to alternate observable market data.

The carrying value of the General Partner's cash and cash equivalents, accounts receivable, other current assets, accounts payable and other current liabilities approximate fair value due to the short maturity of these instruments.

NOTE D.	Long-term Debt

In May 2008, the Partnership entered into the Credit Facility. The Credit Facility is available for general partnership purposes, including working capital, capital expenditures and distributions. Borrowings under the Credit Facility may be in the form of Eurodollar rate loans, base rate committed loans or swing line loans. Eurodollar rate loans bear interest annually at LIBOR, plus a margin (the "Applicable Rate") (currently 0.875 percent) that is determined by a reference grid based on the Partnership's consolidated leverage ratio. Base rate committed loans bear interest annually at a base rate equal to the higher of (i) the Federal Funds Rate plus 0.5 percent or (ii) the Bank of America prime rate (the "Base Rate") plus a margin (currently zero percent). Swing line loans bear interest annually at the Base Rate plus the Applicable Rate. There were no outstanding borrowings under the Credit Facility as of June 30, 2009 or December 31, 2008.

The Credit Facility contains certain financial covenants, including (i) the maintenance of a quarter end consolidated leverage ratio (representing a ratio of consolidated indebtedness of the Partnership to consolidated earnings before depreciation, depletion and amortization; impairment of long-lived assets; exploration expense; accretion of discount on asset retirement obligations; interest expense; income taxes; gain or loss on the disposal of assets; noncash commodity hedge related activity; and noncash equity-based compensation, "EBITDAX") of not more than 3.5 to 1.0, (ii) an interest coverage ratio (representing a ratio of EBITDAX to interest expense) of not less than 2.5 to 1.0 and (iii) the maintenance of a ratio of the net present value of the Partnership's projected future cash flows from its oil and gas assets to total debt of at least 1.75 to 1.0.

Because of the net present value covenant, borrowing capacity under the Credit Facility was limited to approximately $190 million and $200 million as of June 30, 2009 and December 31, 2008, respectively. The variables on which the calculation of net present value is based (including assumed commodity prices and discount rate) are subject to adjustment by the lenders. As a result, further declines in commodity prices could reduce the Partnership's borrowing capacity under the Credit Facility. In addition, the Credit Facility contains various covenants that limit, among other things, the Partnership's ability to grant liens, incur additional indebtedness, engage in a merger, enter into transactions with affiliates, pay distributions or repurchase equity, and sell its assets. If any default or event of default (as defined in the Credit Facility) were to occur, the Credit Facility would prohibit the Partnership from making distributions to unitholders. Such events of default include, among others, nonpayment of principal or interest, violations of covenants, bankruptcy and material judgments and liabilities.

See Note I for information about Credit Facility borrowings during 2009, which partially funded the purchase of the 2009 Acquisition.

NOTE E.	Related Party Transactions

Set forth below are descriptions of certain agreements the Partnership entered into with related parties in connection with the Offering. The full text of the agreements have been filed by the Partnership as exhibits to filings with the SEC and are available for review without charge on the SEC’s website at www.sec.gov.

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

Administrative Services Agreement

Pursuant to an Administrative Services Agreement among Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, the General Partner, Pioneer Southwest USA and the Partnership, entered into on May 6, 2008, Pioneer USA agreed to perform, either itself or through its affiliates or other third parties, administrative services for the Partnership, and the Partnership agreed to reimburse Pioneer USA for its expenses incurred in providing such services. These administrative services may include accounting, internal audit, business development, finance, land, legal, engineering, investor relations, management, marketing, information technology, insurance, government regulations, communications, regulatory, environmental and human resources services. Initially, expenses will be reimbursed based on a methodology of determining the Partnership's share, on a per BOE basis, of certain of the general and administrative costs incurred by Pioneer USA. Under this initial methodology, the per BOE cost for services during any period will be determined by dividing (i) the aggregate general and administrative costs, determined in accordance with GAAP, of Pioneer (excluding the Partnership's general and administrative costs), for its United States operations during such period, excluding such costs directly attributable to Pioneer's Alaskan operations, by (ii) the sum of (x) the United States production during such period of the Partnership and Pioneer, excluding any production attributable to Alaskan operations, plus (y) the volumes delivered by Pioneer and the Partnership under all volumetric production payment obligations during such period. The costs of all awards under the Partnership's long-term incentive plan will be borne by the Partnership, and will not be included in the foregoing formula. The administrative fee will be determined by multiplying the per BOE costs by the Partnership's total production (including volumes delivered by the Partnership under volumetric production payment obligations, if any) during such period. The administrative fee may be based on amounts estimated by Pioneer if actual amounts are not available. In addition, Pioneer will be reimbursed for any out-of-pocket expenses it incurs on the Partnership's behalf. The Administrative Services Agreement can be terminated by the Partnership or Pioneer USA at any time upon 90 days notice.

Omnibus Agreement

Pursuant to an Omnibus Agreement among Pioneer, Pioneer USA, the General Partner, Pioneer Southwest USA and the Partnership, entered into on May 6, 2008, the Partnership's area of operations is limited to onshore Texas and eight counties in the southeast region of New Mexico. Pioneer has the right to expand the Partnership's area of operations, but has no obligation to do so. The Omnibus Agreement also provides that Pioneer will indemnify the Partnership for (i) liabilities with respect to claims associated with the use, ownership and operation of the Partnership Properties, (ii) certain potential environmental liabilities associated with the operation of the Partnership Properties prior to May 6, 2008, (iii) losses attributable to defects in title to the Partnership's interest in then-producing intervals in the Partnership's wellbores, and (iv) taxes attributable to the operations of the Partnership Properties prior to May 6, 2008. The agreement provides limitations as to time and dollar amounts with respect to Pioneer's indemnities. The Omnibus Agreement also provides for the payment by Pioneer to the Partnership in the event any production from the interests in the properties that the Partnership owns is required to meet the volumetric production payment obligation, as described in Note F below.

Omnibus Operating Agreement

Pursuant to an Omnibus Operating Agreement between Pioneer USA and Pioneer Southwest USA entered into on May 6, 2008, certain restrictions and limitations were placed on the Partnership's ability to exercise certain rights that would otherwise be available to it under the operating agreements that govern the Partnership Properties where Pioneer USA is the operator. For example, the Partnership will not object to attempts by Pioneer USA to develop the leasehold acreage surrounding the Partnership's wells; the Partnership will be restricted in its ability to remove Pioneer USA as the operator of the wells the Partnership owns; Pioneer USA's proposed well operations will take precedence over any conflicting operations that the Partnership proposes; and the Partnership will allow Pioneer USA to use certain of the Partnership's production facilities in connection with other wells operated by Pioneer USA, subject to capacity limitations.

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

        Tax Sharing Agreement

Pursuant to a Tax Sharing Agreement between Pioneer and the Partnership, entered into on May 6, 2008, the Partnership will pay Pioneer for its share of state and local income and other taxes, currently only the Texas Margin tax, for which the Partnership's results are included in a combined or consolidated tax return filed by Pioneer. As of December 31, 2008, the General Partner's income taxes payable to affiliate balance in the accompanying consolidated balance sheet represents amounts due to Pioneer under the Tax Sharing Agreement.

First Amended and Restated Agreement of Limited Partnership of Pioneer Southwest Energy Partners L.P. (the "Partnership Agreement")

The Partnership Agreement was entered into by the General Partner, in its capacity as the general partner of the Partnership and on behalf of the limited partners of the Partnership, and Pioneer USA, as the "Organizational Limited Partner," on May 6, 2008, and governs the rights of the partners in the Partnership.

2008 Long-Term Incentive Plan

The Board of Directors of the General Partner has adopted the Pioneer Southwest Energy Partners L.P. 2008 Long-Term Incentive Plan (the "LTIP") for directors, employees and consultants of the General Partner and its affiliates who perform services for the Partnership, which provides for the granting of incentive awards in the form of options, restricted units, phantom units, unit appreciation rights, unit awards and other unit-based awards. The LTIP limits the number of units that may be delivered pursuant to awards granted under the LTIP to 3,000,000 common units.

Indemnification Agreements

Pursuant to Indemnification Agreements entered into with each of the independent directors of the General Partner, the Partnership is required to indemnify each indemnitee to the fullest extent permitted by the Partnership Agreement. This means, among other things, that the Partnership must indemnify the director against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement that are actually and reasonably incurred in an action, suit or proceeding by reason of the fact that the person is or was a director of the General Partner or is or was serving at the General Partner's request as a director, officer, employee or agent of another corporation or other entity if the indemnitee meets the standard of conduct provided in the Partnership Agreement. Also, as permitted under the Partnership Agreement, the indemnification agreements require the Partnership to advance expenses in defending such an action provided that the director undertakes to repay the amounts if the person ultimately is determined not to be entitled to indemnification from the Partnership. The Partnership will also make the indemnitee whole for taxes imposed on the indemnification payments and for costs in any action to establish the indemnitee's right to indemnification, whether or not wholly successful.

Ancillary Agreements

See Note I for information about ancillary agreements entered into by Pioneer Southwest LLC and Pioneer USA pursuant to the Purchase and Sale Agreement entered into to complete the 2009 Acquisition.

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

      In accordance with standard industry operating agreements and the agreements described above, the Partnership incurred the following charges from Pioneer during the six months ended June 30, 2009 and the period from May 6, 2008 through December 31, 2008:

	Six Months	From May 6,
	Ended	2008 Through
	June 30,	December 31,
	2009	2008
	(in thousands)

Producing well overhead (Council of Petroleum Accountants Societies or COPAS) fees	$4,174	$5,476
Payment of lease operating and supervision charges	3,259	3,977
General and administrative expenses	877	1,567
Total	$8,310	$11,020

As of June 30, 2009 and December 31, 2008, the General Partner's accounts payable-affiliate balance in the accompanying supplemental consolidated balance sheets amounted to $365 thousand and $6.0 million, respectively. The balance as of June 30, 2009 is comprised primarily of general and administrative expenses. The balance as of December 31, 2009 is comprised primarily of lease operating expenses, including COPAS fees, and general and administrative expenses.

As of June 30, 2009 and December 31, 2008, the General Partner has $710 thousand and $492 thousand, respectively, of income taxes payable to affiliate recorded in the accompanying supplemental consolidated balances sheets, representing amounts due to Pioneer under the tax sharing agreement between Pioneer and the Partnership.

NOTE F.	Commitments and Contingencies

Volumetric Production Payments. The Partnership's title to a substantial portion of the Partnership Properties is burdened by a volumetric production payment ("VPP") commitment of Pioneer. During April 2005, Pioneer entered into a volumetric production payment agreement, pursuant to which it sold 7.3 million barrels of oil equivalent ("MMBOE") of proved reserves in the Spraberry field. The VPP obligation required the delivery by Pioneer of specified quantities of gas through December 2007 and requires the delivery of specified quantities of oil through December 2010. Pioneer's VPP agreement represents limited-term overriding royalty interests in oil and gas reserves that: (i) entitle the purchaser to receive production volumes over a period of time from specific lease interests; (ii) do not bear any future production costs and capital expenditures associated with reserves; (iii) are nonrecourse to Pioneer (i.e., the purchaser's only recourse is to the assets acquired); (iv) transfer title of the assets to the purchaser; and (v) allow Pioneer or the Partnership, as the case may be, to retain the assets after the VPP's volumetric quantities have been delivered.

A substantial portion of the properties that the Partnership owns are subject to the VPP. Pioneer has agreed that production from its retained properties subject to the VPP will be utilized to meet the VPP obligation prior to utilization of production from the Partnership Properties subject to the VPP, and it is expected that the VPP obligation can be fully satisfied by delivery of production from properties that are retained by Pioneer. If any production from the interests in the properties that the Partnership owns is required to meet the VPP obligation, Pioneer has agreed that it will either (i) make a cash payment to the Partnership for the value of the production (computed by taking the volumes delivered to meet the VPP obligation times the price the Partnership would have received for the related volumes, plus any out-of-pocket expenses or other expenses or losses incurred by the Partnership in connection with the delivery of such volumes) required to meet the VPP obligation or (ii) deliver to the Partnership volumes equal to the volumes delivered pursuant to the VPP obligation. Accordingly, the VPP obligation is not expected to affect the liquidity of the Partnership. If Pioneer were to default in its obligation with respect to the Partnership's volumes to be delivered pursuant to the VPP obligation, the decrease in the Partnership's production would result in a decrease in the Partnership's cash available for distribution.

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

NOTE G.        Derivative Financial Instruments

The General Partner uses financial derivative contracts to manage exposures to commodity price fluctuations. The General Partner generally does not enter into derivative financial instruments for speculative or trading purposes. The Partnership’s production may also be sold under physical delivery contracts that effectively provide commodity price hedges. Because physical delivery contracts are not expected to be net cash settled, they are considered to be normal sales contracts and not derivatives. Therefore, physical delivery contracts are not recorded in the financial statements.

On May 6, 2008, novation agreements were entered into among Pioneer, the Partnership and certain derivative instrument counterparties, which transferred Pioneer's rights and responsibilities under certain derivative instruments to the Partnership. As of May 6, 2008, the aggregate fair value of the derivative instruments novated to the Partnership represented a liability of approximately $37.2 million. Changes in the fair values of the derivative instruments subsequent to May 6, 2008, to the extent that they are effective as hedges of the designated commodity price risk, are being deferred and recognized in the Partnership's earnings in the same periods as the forecasted sales being hedged. During the six months ended June 30, 2009 and during 2008, the Partnership's net gains attributable to the novated derivative instruments included noncash revenue of $7.8 million and $11.3 million, respectively.

The following table provides the noncash portions of revenue to be recognized in future periods associated with the novated derivatives:

	2009
	Third	Fourth
	Quarter	Quarter	2010
	(in thousands)

Oil	$3,185	$3,185	$8,528
NGL	344	344	948
Gas	440	440	684
Total	$3,969	$3,969	$10,160

All derivatives are recorded on the balance sheet at estimated fair value. Fair value is determined in accordance with SFAS 157 and is generally determined based on the present value difference between the fixed contract price and the underlying market price at the determination date, and/or the value confirmed by the counterparty. Changes in the fair value of effective cash flow hedges are recorded as a component of accumulated other comprehensive income (loss), which is later transferred to earnings when the hedged transaction occurs. Changes in the fair value of derivatives that are not designated as hedges, as well as the ineffective portion of changes in the fair value of hedge derivatives, are recorded in earnings. The ineffective portion is calculated as the difference between the change in fair value of the derivative and the estimated change in cash flows from the item hedged.

Cash flow hedges. The General Partner primarily utilizes commodity swap and collar contracts to (i) reduce the impact on the Partnership's net cash provided by operating activities from the price volatility of the commodities the Partnership produces and sells and (ii) help sustain unitholder distributions.

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

      Oil prices.All material physical sales contracts governing the Partnership's oil production have been tied directly or indirectly to the New York Mercantile Exchange ("NYMEX") prices. The following table sets forth the volumes hedged in barrels ("Bbl") underlying the Partnership's outstanding oil hedge contracts and the weighted average NYMEX prices per Bbl for those contracts as of June 30, 2009:

	Six Months
	Ending
	December 31,	Year Ended December 31,
	2009	2010	2011
Oil Derivatives (a):
Average daily notional Bbl volumes:
Swap contracts:
Volume (Bbl)	2,500	2,000	-
Price per Bbl	$99.26	$98.32	$-
Collar contracts:
Volume (Bbl)	-	-	2,000
Price per Bbl
Ceiling	-	-	$170.00
Floor	-	-	$115.00

______

(a)

Subsequent to June 30, 2009 and as of August 31, 2009, the Partnership entered into additional non-hedge (i) swap contracts for approximately 750 Bbls per day of the Partnership’s fourth quarter 2009 production at an average price of $69.35 per Bbl, 500 Bbls per day of the Partnership’s 2010 production at an average price of $73.45 per Bbl, 750 Bbls per day of the Partnership’s 2011 production at an average price of $77.25 per Bbl, 3,000 Bbls per day of the Partnership’s 2012 production at an average price of $79.32 per Bbl and 3,000 Bbls per day of the Partnership’s 2013 production at an average price of $81.02 per Bbl (ii) three-way collars for approximately 1,000 Bbls per day of the Partnership’s 2010 production with call, put and short put per-Bbl prices of $87.75, $70.00 and $55.00, respectively, 1,000 Bbls per day of the Partnership’s 2011 production with call, put and short put per-Bbl prices of $99.60, $70.00 and $55.00, respectively, 1,000 Bbls per day of the Partnership’s 2012 production with call, put and short put per-Bbl prices of $103.50, $80.00 and $65.00, respectively, and 1,000 Bbls per day of the Partnership’s 2013 production with call, put and short put per Bbl prices of $111.50, $83.00 and $68.00, respectively.

The Partnership reports average oil prices per Bbl including the effects of oil quality adjustments and the net effect of oil hedges (for periods subsequent to the Offering). The following table sets forth (i) the Partnership's oil prices, both reported (including hedge results) and realized (excluding hedge results), and (ii) the net effect of settlements of oil price hedges on oil revenue for the six months ended June 30, 2009 and the year ended December 31, 2008:

	Six Months	Year Ended
	Ended June 30,	December 31,
	2009	2008

Average price reported per Bbl	$88.15	$107.79
Average price realized per Bbl	$46.70	$99.71
Increase to oil revenue from	$28,576	$11,654
hedging activity (in thousands)

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

      Natural gas liquids prices.All material physical sales contracts governing the Partnership's NGL production have been tied directly or indirectly to Mont Belvieu-posted-prices. The following table sets forth the volumes hedged in Bbls under outstanding NGL derivative contracts and the weighted average Mont Belvieu prices per Bbl for those contracts at June 30, 2009:

	Six Months
	Ending	Year Ending
	December 31,	December 31,
	2009	2010
NGL Derivatives (a):
Average daily notional Bbl volumes:
Swap contracts:
Volume (Bbl)	750	750
Price per Bbl	$53.80	$52.52

______

(a)

Subsequent to June 30, 2009 and as of August 31, 2009, the Partnership entered into additional non-hedge swap contracts for approximately 750 Bbls per day of the Partnership’s 2011 production at an average per Bbl price of $34.65 per Bbl and 750 Bbls per day of the Partnership’s 2012 production at an average per Bbl price of $35.03 per Bbl.

The Partnership reports average NGL prices per Bbl including the effects of NGL quality adjustments and the net effect of NGL hedges (for periods subsequent to the Offering). The following table sets forth (i) the Partnership's NGL prices, both reported (including hedge results) and realized (excluding hedge results) and (ii) the net effect of NGL price hedges on NGL revenue for the six months ended June 30, 2009 and the year ended December 31, 2008:

	Six Months	Year Ended
	Ended June 30,	December 31,
	2009	2008

Average price reported per Bbl	$36.66	$48.41
Average price realized per Bbl	$21.23	$45.84
Increase to NGL revenue from	$4,136	$1,220
hedging activity (in thousands)

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

      Gas prices.The General Partner employs a policy of hedging a portion of the Partnership's gas production based on the index price upon which the gas is actually sold in order to mitigate the basis risk between NYMEX prices and actual index prices, or based on NYMEX prices, if NYMEX prices are highly correlated with the index price. The following table sets forth the volumes hedged in million British thermal units ("MMBtu") under outstanding gas derivative contracts and the weighted average index prices per MMBtu for those contracts as of June 30, 2009:

	Six Months
	Ending	Year Ending
	December 31,	December 31,
	2009	2010
Gas Derivatives (a):
Average daily notional MMBtu volumes:
Swap contracts:
Volume (MMBtu)	2,500	2,500
Price per MMBtu	$8.52	$8.14

______

(a)

Subsequent to December 31, 2008 and as of August 31, 2009, the Partnership entered into additional non-hedge swap contracts for 2,500 MMBtu per day of the Partnership’s fourth quarter 2009 production at an average price of $4.48 per MMBtu, 2,500 MMBtu per day of the Partnership’s 2010 production at an average price of $5.87 per MMBtu, 2,500 MMBtu per day of the Partnership’s 2011 production at an average price of $6.65 per MMBtu, 2,500 MMBtu per day of the Partnership’s 2012 production at an average price of $6.77 per MMBtu and 2,500 MMBtu per day of the Partnership’s 2013 production at an average price of $6.89 per MMBtu.

The Partnership reports average gas prices per Mcf including the effects of Btu content, gas processing, shrinkage adjustments and the net effect of gas hedges (for periods subsequent to the Offering). The following table sets forth (i) the Partnership's gas prices, both reported (including hedge results) and realized (excluding hedge results) and (ii) the net effect of settlements of gas price hedges on gas revenue for the six months ended June 30, 2009 and the year ended December 31, 2008:

	Six Months	Year Ended
	Ended June 30,	December 31,
	2009	2008

Average price reported per Mcf	$5.21	$7.06
Average price realized per Mcf	$2.72	$6.24
Increase to gas revenue from	$2,866	$1,767
hedging activity (in thousands)

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

         Tabular disclosures about derivative instruments. Effective February 1, 2009, the General Partner discontinued hedge accounting on all existing commodity derivative instruments, and since that date has accounted for derivative instruments using the mark-to-market accounting method. Consequently, all of the General Partner’s commodity derivatives were non-hedge derivatives as of June 30, 2009. The following tables provide tabular disclosures of the General Partner's commodity derivative instruments:

Fair Value of Derivative Instruments
as of June 30, 2009

Asset Derivatives		Liability Derivatives

Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(in thousands)		(in thousands)

Derivatives - current	$29,363	Derivatives - current	$266
Derivatives - noncurrent	39,308	Derivatives - noncurrent	116

Total derivatives not designated as hedging instruments under SFAS 133	$68,671		$382

Fair Value of Derivative Instruments
as of December 31, 2008

Asset Derivatives		Liability Derivatives

Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
	(in thousands)		(in thousands)

Derivatives - current	$51,261	Derivatives - current	$-
Derivatives - noncurrent	65,804	Derivatives - noncurrent	-

Total derivatives designated as hedging instruments under SFAS 133	$117,065		$-

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

Effect of Derivative Instruments on the Consolidated Statement of Operations

Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)

Derivatives in SFAS 133 Cash Flow Hedging Relationships	Six Months Ended
June 30, 2009
(in thousands)

Commodity contracts	$11,235

Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)

Location of Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
Six Months Ended
June 30, 2009
(in thousands)

Oil and gas revenues	35,578

Amount of (Gain) Loss Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments under SFAS 133
Location of Loss Recognized in Income on Derivatives
Six Months Ended
June 30, 2009
(in thousands)

Commodity contracts	Derivative loss, net	$32,460

Hedge ineffectiveness. The General Partner recognizes ineffectiveness amounts when (i) hedged volumes that exceeded revised forecasts of production volumes and (ii) reduced correlations between the indexes of the financial hedge derivatives and the indexes of the hedged forecasted production are not highly correlated. Ineffectiveness can be associated with closed contracts (i.e. realized) or can be associated with open positions (i.e. unrealized). The General Partner recorded $22 thousand of hedge ineffectiveness as a net charge to other expense associated with hedging activities for the year ended December 31, 2008. The General Partner did not enter into any derivative transactions prior to the Offering.

AOCI - Hedging. The fair value of the effective portion of the derivative contracts on January 31, 2009 is reflected in AOCI-Hedging and is being transferred to oil and gas revenue over the remaining term of the derivative contract. In accordance with the mark-to-market method of accounting, the Partnership will recognize all future changes in the fair values of its derivative contracts as gains or losses in the earnings of the period in which they occur.

As of June 30, 2009, AOCI - Hedging represented net deferred gains of $118.6 million and associated deferred tax provisions of $847 thousand as of June 30, 2009.

During the twelve months ending June 30, 2010, the General Partner expects to reclassify approximately $58.6 million of net deferred hedge gains and approximately $586 thousand of deferred Texas Margin tax provisions associated with derivative contracts from AOCI - Hedging to commodity revenues and income tax provisions, respectively.

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

Discontinued commodity hedges. At the time of hedge discontinuation, the amounts recorded in AOCI – Hedging were maintained and are being transferred to earnings in the periods during which the hedged transactions are recorded.

The following table sets forth, as of June 30, 2009, the scheduled transfers of the net deferred gains on discontinued commodity hedges that will be recognized as increases to the General Partner's future oil and gas revenues (see the table on page 13, which provides the noncash portions of the deferred gains scheduled below):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
	(in thousands)

2009 net deferred hedge gains			$17,728	$17,724	$35,452
2010 net deferred hedge gains	$11,511	$11,638	$11,766	$11,766	$46,681
2011 net deferred hedge gains	$8,998	$9,097	$9,197	$9,197	$36,489

NOTE H.	Asset Retirement Obligations

The General Partner's asset retirement obligations primarily relate to the future plugging and abandonment of wells and related facilities. The General Partner does not provide for a market risk premium associated with asset retirement obligations because a reliable estimate cannot be determined. The General Partner has no assets that are legally restricted for purposes of settling asset retirement obligations. The following table summarizes the General Partner's asset retirement obligation transactions during the six months ended June 30, 2009 and the year ended December 31, 2008 (in thousands):

	Six Months	Year Ended
	Ended June 30,	December 31,
	2009	2008
	(in thousands)

Beginning asset retirement obligations	$6,427	$1,957
Net wells placed on production and changes in estimates (a)	-	4,499
Liabilities settled	(389)	(173)
Accretion of discount	242	144
Ending asset retirement obligation	$6,280	$6,427

______

(a)

The change in estimate in 2008 is primarily due to lower year-end prices for oil, NGL and gas being used to calculate proved reserves at December 31, 2008, which had the effect of shortening the economic life of many wells; thus increasing the present value of future retirement obligations.

NOTE I.	Subsequent Events - Unaudited

In accordance with SFAS 165, the General Partner has evaluated subsequent events through October 17, 2009, the date the unaudited supplemental consolidated balance sheets were available to be issued.

Derivative designations. Effective February 1, 2009, the General Partner discontinued its application of hedge accounting to all commodity derivatives. As a result of this change, both realized and unrealized gains and losses on derivative instruments are recognized in earnings. Net derivative losses attributable to derivatives previously subject to hedge accounting and residing in AOCI - Hedging will be reclassified to earnings in future periods as the economic transactions to which the derivatives relate affect earnings.

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

Distribution declarations. In January 2009, the Board of Directors of the General Partner declared a cash distribution of $0.50 per common unit for the period from October 1, 2008 to December 31, 2008. The distribution was paid on February 12, 2009 to unitholders of record at the close of business on February 6, 2009. Associated therewith, the Partnership paid $15.0 million of aggregate distributions. In April 2009, the Board of Directors of the General Partner declared a cash distribution of $0.50 per common unit for the period from January 1, 2009 to March 31, 2009. The distribution was paid on May 14, 2009 to unitholders of record at the close of business on May 7, 2009. Associated therewith, the Partnership paid $15.0 million of aggregate distributions. In August 2009, the Board of Directors of the General Partner declared a cash distribution of $0.50 per common unit for the period from April 1, 2009 to June 30, 2009. The distribution was paid on August 12, 2009 to unitholders of record at the close of business on August 4, 2009. Associated therewith, the Partnership paid $15.0 million of aggregate distributions.

Acquisition. As described in Note A, on August 31, 2009, Pioneer Southwest LLC completed the 2009 Acquisition.

The total consideration attributable to the 2009 Acquisition was $169.6 million in cash, including estimated customary closing adjustments, the novation by Pioneer USA to Pioneer Southwest LLC of certain associated commodity price derivative positions, and the assumption by Pioneer Southwest LLC of certain other liabilities. The Partnership funded the acquisition with $31.6 million of cash on hand and $138.0 million of borrowings under the Credit Facility. After these borrowings, the Partnership had approximately $135 million of available borrowing capacity under the Credit Facility.

The carrying value of the assets acquired and liabilities assumed in the 2009 Acquisition was $56.9 million, including the fair value of novated commodity derivative obligations and incremental deferred income tax assets attributable to the transaction, and will be presented as a net reduction to the limited partner's interest of Pioneer in the Partnership’s consolidated statement of partners' equity in future periods.

The following table provides Pioneer's carrying values in the assets acquired and (liabilities assumed) in the 2009 Acquisition (in thousands):

Accounts receivable	$2,309
Inventories	74
Proved oil and gas properties	80,160
Accumulated depletion, depreciation and amortization	(19,482)
Accounts payable - trade	(1,067)
Asset retirement obligations	(732)
Deferred income tax assets	(328)
Owner's net equity allocated	60,934

Derivative obligations, net	(5,225)
Deferred income taxes	1,151
56,860

Cash paid for net assets	169,624
Value in excess of carrying value	$112,764

On August 31, 2009, novation agreements were entered into among Pioneer, the Partnership and certain derivative instrument counterparties, which transferred Pioneer's rights and responsibilities under certain derivative instruments to the Partnership. As of August 31, 2009, the aggregate fair value of the derivative instruments novated to the Partnership represented a net liability of approximately $5.2 million. The novation of the derivative obligations was recorded as a reduction of Pioneer's limited partners' equity.

PIONEER NATURAL RESOURCES GP LLC

NOTES TO SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

Information as of and for the six months ended June 30, 2009 is unaudited

Pursuant to the Purchase and Sale Agreement entered into to purchase the 2009 Acquired Property Interests, Pioneer Southwest LLC and Pioneer USA entered into an Omnibus Operating Agreement (the "2009 Omnibus Operating Agreement") and an operating agreement (the "2009 Operating Agreement") relating to Pioneer USA’s operations on behalf of Pioneer Southwest LLC. Additionally, Pioneer Southwest LLC and Pioneer USA amended their existing Omnibus Operating Agreement (the "IPO Omnibus Operating Agreement") and operating agreement (the "IPO Operating Agreement") that were entered into at the time of the 2008 IPO Acquisition to provide that certain Partnership properties formerly governed by those agreements (those that are no longer limited to wellbore interests) will now be governed by the 2009 Omnibus Operating Agreement and the 2009 Operating Agreement, and to provide that certain of the 2009 Acquired Property Interests (those that are limited to wellbore interests) will be governed by the IPO Omnibus Operating Agreement and the IPO Operating Agreement. Similar to the IPO Omnibus Operating Agreement, the 2009 Omnibus Operating Agreement places restrictions and limitations on Pioneer Southwest LLC’s ability to exercise certain rights that would otherwise be available to it under the 2009 Operating Agreement. For example, Pioneer Southwest LLC will be restricted in its ability to remove Pioneer USA as the operator of Pioneer Southwest LLC’s properties; Pioneer USA’s proposed operations will take precedence over any conflicting operations that Pioneer Southwest LLC proposes; and Pioneer Southwest LLC will allow Pioneer USA to use certain of Pioneer Southwest LLC’s production facilities in connection with other properties operated by Pioneer USA, subject to capacity limitations. Pursuant to the 2009 Operating Agreement, Pioneer Southwest LLC will pay Pioneer USA COPAS Fees. Pioneer Southwest LLC will also pay Pioneer USA for its direct and indirect expenses that are chargeable to the assets covered by the 2009 Operating Agreement.

PIONEER NATURAL RESOURCES GP LLC

UNAUDITED SUPPLEMENTARY INFORMATION

December 31, 2008

Capitalized Costs

December 31,
2008
(in thousands)
Oil and gas properties:
Proved properties	$305,075
Less accumulated depletion, depreciation and amortization	(100,370)
Net capitalized cost for oil and gas properties	$204,705

Costs Incurred for Oil and Gas Producing Activities

Year Ended
December 31,
2008
(in thousands)

Acquisition of carrying value	$141,770
Development costs (a)	16,410
Total costs incurred	$158,180

______

(a)

Includes $4.5 million increase of asset retirement obligations and excludes $1.0 million of development costs incurred prior to the Offering that are included in the acquisition of carrying value on May 6, 2008.

Reserve Quantity Information

The information included in this Report about the General Partner’s proved reserves as of December 31, 2008 and 2007 represent evaluations by Pioneer’s reservoir engineers of the Partnership's and the Partnership Predecessor’s proved reserves. Netherland, Sewell & Associates, Inc. ("NSAI") audited the Partnership's proved reserves as of December 31, 2008 before the Partnership purchased the 2009 Acquired Property Interests and audited the Partnership's proved reserves as of December 31, 2007 before the Partnership purchased incremental working interests in certain oil and gas properties with the proceeds from the underwriters' exercise of the over-allotment options at the time of the Offering, referred to in Note A herein (the "Original Evaluations"). The proved reserves that NSAI audited in the Original Evaluations were entirely comprised of proved developed reserves and have been increased by approximately 80 percent  and 62 percent as of December 31, 2008 and 2007, respectively (representing approximately 55 percent and 62 percent of the Partnership's proved reserves disclosed herein as of December 31, 2008 and 2007, respectively) based on evaluations of Pioneer's reservoir engineers, to recognize the estimated proved developed and undeveloped reserves attributable to the 2009 Acquired Property Interests and the proved developed reserves attributable to the incremental working interests purchased with the proceeds from the underwriter's exercise of the over-allotment options at the time of the Offering.

Reserves were estimated in accordance with guidelines established by the SEC and the FASB, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements. The reserve estimates as of December 31, 2008 and 2007 utilized respective oil prices of $44.14 and $95.75 per Bbl (reflecting adjustments for oil quality), respective NGL prices of $17.19 and $52.52 per Bbl, and respective gas prices of $4.41 and $5.45 per Mcf (reflecting adjustments for Btu content, gas processing and shrinkage).

Proved reserve quantity estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revision of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate

PIONEER NATURAL RESOURCES GP LLC

UNAUDITED SUPPLEMENTARY INFORMATION

December 31, 2008

with changes in prices and operating costs. The General Partner emphasizes that proved reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, these estimates are expected to change as additional information becomes available in the future.

      The following table provides a rollforward of total proved reserves for the years ended December 31, 2008 and 2007, as well as proved developed reserves. Oil and NGL volumes are expressed in MBbls, gas volumes are expressed in MMcf and total volumes are expressed in thousands of barrels of oil equivalent ("MBOE").

	Oil	NGL	Gas	Total
	(MBbls)	(MBbls)	(MMcf)	(MBOE)

Total Proved Reserves:
Balance, December 31, 2007	34,059	12,664	53,212	55,591
Revisions on previous estimates	(7,359)	(2,993)	(12,970)	(12,514)
Production	(1,441)	(476)	(2,133)	(2,272)
Balance, December 31, 2008	25,259	9,195	38,109	40,805

Proved Developed Reserves:
December 31:
2007	26,736	10,382	43,414	44,354
2008	18,015	6,936	28,822	29,755

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows is computed by applying year-end commodity prices (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of ten percent per year to reflect the estimated timing of the future cash flows. Future income taxes are calculated by comparing undiscounted future cash flows to the tax basis of oil and gas properties plus available carryforwards and credits and applying the current tax rates to the difference. The discounted future cash flow estimates do not include the effects of the General Partner's commodity derivative contracts. Utilizing December 31, 2008, commodity prices held constant over each derivative contract's term, the net present value of the General Partner's derivative assets, less associated estimated income taxes and discounted at ten percent, was an asset of approximately $143 million at December 31, 2008.

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider probable reserves, anticipated future commodity prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is necessarily subjective and imprecise.

PIONEER NATURAL RESOURCES GP LLC

UNAUDITED SUPPLEMENTARY INFORMATION

December 31, 2008

The following tables provide the standardized measure of discounted future cash flows as of December 31, 2008 and 2007, as well as a roll forward for the year:

Year Ended
December 31,
2008
(in thousands)
Oil and gas producing activities:
Future cash inflows	$1,448,040
Future production costs	(807,178)
Future development costs (a)	(144,236)
Future income tax expense	(2,809)
493,817
10% annual discount factor	(306,598)
Standardized measure of discounted future net cash flows	$187,219

______

(a)

Includes $20.8 million ($10.3 million net of salvage value) of undiscounted future asset retirement expenditures estimated as of December 31, 2008, using current estimates of future abandonment costs. See Note H for corresponding information regarding the General Partner's discounted asset retirement obligations.

Changes in Standardized Measure of Discounted Future Net Cash Flows

Year Ended
December 31,
2008
(in thousands)

Oil and gas sales, net of production costs	$(125,733)
Net changes in prices and production costs	(707,519)
Development costs incurred during the period	11,299
Revisions of estimated future development costs	(11,879)
Revisions of previous quantity estimates	(52,141)
Accretion of discount	99,684
Changes in production rates, timing and other	(22,557)
Change in present value of future net revenues	(808,846)
Net change in present value of future income taxes	8,716
(800,130)
Balance, beginning of year	987,349
Balance, end of year	$187,219